EXHIBIT 5.1

[LETTERHEAD OF CAIRNCROSS & HEMPELMANN, P.S.]

September 26, 2008

Pacific Biometrics, Inc.
220 West Harrison Street
Seattle, Washington 98119

Re:    Registration Statement on Form S-8 of Shares of Common Stock of Pacific Biometrics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Pacific Biometrics, Inc., a Delaware corporation, in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which the Company is filing with the Securities and Exchange Commission with respect to up to an aggregate of 3,000,000 shares of Common Stock, $0.01 par value, reserved for issuance upon the granting of stock awards or upon the exercise of options that may be granted under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”).

In connection with this opinion, we have examined and relied upon such documents as we have deemed necessary for the purpose of this opinion, including the Registration Statement, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and certain documents and records of the Company. We have examined the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, we are of the opinion that the 3,000,000 shares of common stock that are being registered on the Registration Statement and that may be issued pursuant to the 2005 Plan have been duly authorized and that, upon the sale and issuance thereof by the Company in accordance with the terms of the 2005 Plan and the receipt of consideration therefore in accordance with the terms of the 2005 Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ CAIRNCROSS & HEMPELMANN, P.S.